Filed Pursuant to Rule 424(b)(3)

Registration No. 333-282359

Prospectus Supplement No. 2

(to Prospectus dated November 12, 2024)

1,015,383 COMMON SHARES OF Damon INC.

Offered by the Selling Securityholders

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated November 12, 2024 (the “Prospectus”) related to the resale of up to 1,015,383 common shares, no par value (“common shares”), of Damon Inc., a British Columbia corporation previously known as Grafiti Holding Inc. (“Damon”), by our shareholders identified in this prospectus, or their permitted transferees (the “Registered Shareholders”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 10, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are traded on the Nasdaq Global Market under the symbol “DMN”. On December 10, 2024, the closing price of our common shares was $0.97 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 6 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 10, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2024

DAMON INC.

(Exact name of registrant as specified in its charter)

British Columbia	001-42190	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

704 Alexander Street Vancouver. BC	V6A 1E3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 702-2167

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares	DMN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On December 4, 2024, following the resignation of Damon Jay Giraud, the former President, Chief Executive Officer, and Executive Chairman of Damon Inc. (the “Company”), from all positions as a director and officer of the Company and its subsidiaries, and in accordance with the terms of the Founder Agreement between Mr. Giraud and the Company, all 1,391,181 multiple voting shares of the Company held by Mr. Giraud and his controlled entity were converted into common shares on a one-for-one basis. The converted common shares are issuable pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 3(a)(9) thereof, on the basis that the offer and issuance constituted an exchange with an existing shareholder of the Company’s securities, and no commission or remuneration was paid for soliciting the exchange.

After giving effect to the conversion, the Company has 20,767,610 common shares outstanding, with no multiple voting shares remaining outstanding.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of CEO and Chairman of Board

On December 4, 2024, Mr. Giraud resigned from all positions as a director and officer of the Company and its subsidiaries, effective as of December 4, 2024.

Appointment of Interim Chief Executive Officer and Chairman of Board

On December 4, 2024, the Company’s board of directors (the “Board”) appointed Dominique Kwong as interim Chief Executive Officer and a director of the Company. Additionally, the Board appointed Shashi Tripathi, an existing independent director, as Chairperson of the Board.

Mr. Kwong, age 49, served as the Chief Technology Officer and Chief Operating Officer of Damon Motors Inc. from June 2017 to January 2023. Between January 2023 and December 2024, Mr. Kwong served as a consultant in the role of as Head of Electronics for Alpinestars, a globally recognized motorcycle apparel manufacturer. In this capacity, he contributed to strategic initiatives, R&D, and operational improvements for their Tech-Air airbag systems and other electronic products. Mr. Kwong’s in-depth knowledge and experience with the Company’s business in electric motorcycle development and manufacturing and extensive executive leadership background led us to conclude that he should serve as a director.

There are no arrangements or understandings between Mr. Kwong and any other person pursuant to which Mr. Kwong was selected as the interim Chief Executive Officer and a director of the Company, and there is no family relationship between Mr. Kwong and any of the Company’s other directors or executive officers. There are also no related party transactions between Mr. Kwong and the Company that are required to be reported pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Kwong’s appointment as the interim Chief Executive Officer, he entered into an Interim Executive Employment Agreement with Damon Motors Inc. The agreement provides for a six-month term, which may be extended by mutual agreement. During his employment, Mr. Kwong will receive an annualized salary of CAD $265,000 and the Company’s standard senior executive benefits. The Company may terminate the agreement without notice for cause or, without cause, by providing four weeks’ written notice. Mr. Kwong may resign with four weeks’ written notice, during which the Company may waive the notice period and pay any outstanding wages, including no more than four weeks’ additional base salary. The agreement also includes customary confidentiality provisions and post-employment non-solicitation and non-competition covenants.

Additionally, the Company anticipates entering into an indemnification agreement in its standard form with Mr. Kwong.

The foregoing descriptions of the Interim Executive Employment Agreement and the indemnification agreement are summaries and are qualified in their entirety by reference to the full text of each agreement, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Interim Executive Employment Agreement, dated December 4, 2024, between Damon Motors Inc. and Dominique Kwong.
10.2	Form of Indemnification Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAMON, INC.

Date: December 10, 2024	By:	/s/ Bal Bhullar
	Name:	Bal Bhullar
	Title:	Chief Financial Officer

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